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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report
January 2, 2003

KEYSTONE MINES LIMITED
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-33199 (Commission File No.)	88-0467848 (IRS Employer ID)

1040 West Georgia Street
Suite 1160
Vancouver, British Columbia
Canada V6E 4H1
(Address of principal executive offices and Zip Code)

(604) 605-0885
(Registrant's telephone number, including area code)

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ITEM 2.   Acquisition of Disposition of Assets

On December 23, 2002, the Registrant acquired all physical assets and intellectual property related to certain C-Chip technology owned by Capex Investements Limited ("Capex"), a corporation incorporated under the laws of the Republic of Mauritius. Capex is owned and controlled by Forever Profit (China) Limited. The C-Chip is a new patent-pending wireless communications technology that offers complete remote control and access over targeted equipment and services. The assets being acquired were used by Capex to develop and commercialize wireless solutions targeting the credit and security management industries and the emerging pay-per-use management industry. The registrant intends to continue to use the assets for the same purpose.

The consideration paid by the registrant for the technology was: (1) a promissory note in the amount of $500,000 bearing no interest and payable in full on January 30, 2003; (2) 250,000 restricted shares of common stock; and, (3) a convertible debenture of $2,000,000 maturing on January 15, 2007 and carrying a coupon rate of 2.5% payable at the option of Capex into restricted shares of the registrant's common stock at a discount of 15% from the market price of the common stock. In addition, the registrant will assume up to a maximum of $40,000 of the amounts disbursed by Capex from December 1, 2002 to closing in order for Capex to maintain on-going operations related to the C-Chip technology. The foregoing will be calculated and paid on January 15, 2003.

The registrant intends to pay the cash amounts from money it intends to raise from the sale of restricted shares of common stock pursuant to Reg. S of the Securities Act of 1933.

The principle used in calculating the value of the assets acquired by the registrant was an estimate of the cost incurred by Capex to develop the C-Chip technology and begin the commercialization of the products based on the said technology as well as the cost of the capital assets transferred to the registrant.

Capex is not related in any manner to the registrant. The transaction referred to herein was completely arms length.

The registrant will terminate its mineral exploration program. The program is being terminated as a result of the unfavorable results from exploration conducted on its property.

ITEM 5.   Other Events and Regulation FD Disclosure

In the future, the registrant intends to change its name from Keystone Mines Limited to C-Chip Technologies Corporation, subject to shareholder approval.

ITEM 7.   Financial Statements and Exhibits

Financial Statements

Required financial statements will be provided not later than sixty (60) days after the date that this initial report on Form 8-K must be filed.

Exhibits
10.1	Agreement to purchase assets
10.2	Promissory Note
10.3	Convertible Debenture

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: January 2, 2003.

KEYSTONE MINES LIMITED
BY:	/s/ Mike Muzylowski
Mike Muzylowkski, President, Chief Executive Officer, Treasurer and Chief Financial Officer